

                       Exhibit 28 Consolidated Schedule P


Schedule P - Part 1      OLD REPUBLIC INTERNATIONAL CORPORATION CONSOLIDATED - GRAND TOTAL - ($ in thousands)   (a)

 Premiums
were earned                                         Allocated             Unallocated             Loss & Loss
 & Losses     Premiums       Loss       Salvage   Loss Expense            Loss Expense              Expense             # of Claims
 incurred      Earned      Payments    Received     Payments     Ratio      Payments     Ratio     Payments     Ratio   Outstanding
----------- -----------  -----------  ----------  ------------  --------  ------------  --------  -----------  -------- ------------
  Prior      $9,668,051   $5,687,472    $295,252      $738,081    12.98%      $265,014     4.66%   $6,690,567    69.20%      XXX
   1996         846,760      493,582      29,500        64,137    12.99%        39,194     7.94%      596,913    70.49%      XXX
   1997         879,848      573,509      37,492        74,846    13.05%        41,198     7.18%      689,553    78.37%      XXX
   1998         867,430      588,882      39,266        66,780    11.34%        46,330     7.87%      701,992    80.93%      XXX
   1999         815,115      563,832      42,236        48,876     8.67%        60,101    10.66%      672,809    82.54%      XXX
   2000         812,907      499,977      33,329        51,673    10.34%        55,376    11.08%      607,026    74.67%      XXX
   2001         940,884      530,776      29,568        50,311     9.48%        52,527     9.90%      633,614    67.34%      XXX
   2002       1,103,127      488,493      30,786        44,242     9.06%        55,764    11.42%      588,499    53.35%      XXX
   2003       1,288,949      478,406      36,069        30,859     6.45%        53,972    11.28%      563,237    43.70%      XXX
   2004       1,509,312      469,663      40,528        19,859     4.23%        60,202    12.82%      549,724    36.42%      XXX
   2005       1,661,684      312,500      26,035         5,232     1.67%        55,941    17.90%      373,673    22.49%      XXX
            -----------  -----------  ----------  ------------  --------   -----------  --------  -----------  -------- ------------
 Totals     $20,394,067  $10,687,092    $640,061    $1,194,896    11.18%      $785,619     7.35%  $12,667,607    62.11%      XXX
            ===========  ===========  ==========  ============  ========   ===========  ========  ===========  ======== ============


(a) Prepared in accordance with the 2005 guidelines set by the NAIC.




                       Exhibit 28 Consolidated Schedule P


Schedule P - Part 1      OLD REPUBLIC INTERNATIONAL CORPORATION CONSOLIDATED - GRAND TOTAL - ($ in thousands)   (a)

 Premiums                            Total Loss
were earned                Unpaid      & Loss
 & Losses      Unpaid       Loss       Expense      2005
 incurred      Losses      Expense    Incurred     Ratio
----------- -----------  ----------  -----------  --------
  Prior        $535,005     $57,559   $7,283,131    75.33%
   1996          16,151       1,690      614,754    72.60%
   1997          16,111       3,019      708,683    80.55%
   1998          23,761       3,794      729,547    84.10%
   1999          23,726       3,563      700,098    85.89%
   2000          46,126       8,230      661,382    81.36%
   2001          69,497      12,406      715,517    76.05%
   2002         100,629      20,139      709,267    64.30%
   2003         222,803      38,210      824,250    63.95%
   2004         396,927      68,951    1,015,602    67.29%
   2005         684,395     131,772    1,189,840    71.60%
            -----------  ----------  -----------  --------
 Totals      $2,135,131    $349,333  $15,152,071    74.30%
            ===========  ==========  ===========  ========


(a) Prepared in accordance with the 2005 guidelines set by the NAIC.












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